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                                                                    Exhibit 99.1

                                                             Contact: Brock Hill
                                                                  (626) 535-1932

                        COAST LITIGATION TRUST ANNOUNCES
                          APPELLATE ORAL ARGUMENT DATE

        PASADENA, Calif., May 30, 2002 - The Coast Federal Litigation Contingent Payment Rights Trust (NASDAQ:CCPRZ) (the "Trust") announced today that the United States Court of Appeals for the Federal Circuit (the "Appeals Court") has, by order dated May 21, 2002, scheduled oral argument of the appeal of Coast Federal Bank, Federal Savings Bank ("Coast Federal") v. The United States (Appeals Court Docket No. 02-5032)(the "Appeal"). The oral argument is scheduled to occur on Thursday, July 11, 2002, at 10 A.M. in Courtroom No. 1 at the Appeals Court located at 717 Madison Place, N.W., Washington, D.C.

        The Trust, established as part of the transaction pursuant to which Coast Savings Financial, Inc., merged with and into H.F. Ahmanson & Co., holds Ahmanson's or its successor's commitment to pay the Trust the net after-tax proceeds, if any, received by Coast Federal, or its successor, in the Litigation. Certificates representing undivided interests in the assets of the Trust, and therefore interests in Ahmanson's commitment, were publicly issued by the Trust to the holders of Coast Savings' common stock immediately prior to the effectiveness of Coast Savings' merger with Ahmanson on February 13, 1998, which certificates trade on The NASDAQ National Market under the symbol CCPRZ.##